Exhibit 10.35

Non-Employee Director Compensation Policy
As Amended & Restated February 17, 2026
Each member of the Board of Directors (the “Board”) of Cardlytics, Inc. (the “Company”) who is a non- employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service. The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board. A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:
a.All Eligible Directors: $40,000
b.Non-Executive Chairperson: $85,000 or Lead Independent Director: $15,000 (in lieu of the Director retainer set forth above)

2. Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $20,000
b.Member of the Compensation Committee: $10,000
c.Member of the Nominating and Corporate Governance Committee: $10,000

3. Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):
a.Chairperson of the Audit Committee: $30,000
b.Chairperson of the Compensation Committee: $15,000
c.Chairperson of the Nominating and Corporate Governance Committee: $15,000

Equity Compensation

Equity awards will be granted under the Company’s 2025 Equity Incentive Plan or any successor equity incentive plan (the “Plan”).
(a)Automatic Equity Grants.

(i)Initial Grant for New Directors. Without any further action of the Board, each person who is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a restricted stock unit award for a number of shares having a grant date fair value of $165,000; provided that (a) such restricted stock unit award will be pro-rated based on the number of months of service until the next Annual Meeting, and (b) in no event shall a Non-Employee Director be granted more than 22,000 shares or, in the event that the grant is pro-rated, more shares than would be equal to 22,000 on an annualized basis (the “Initial Grant”). For example, if a director joins the Board on February 1st and the Annual Meeting is June 1st, the director’s Initial Grant would be valued at $55,000 (4 months/12 months x $165,000 = $55,000). Each Initial Grant will vest 100% on the day immediately preceding the one-year anniversary of the Initial Grant, provided that such Non-Employee Director remains a Non-Employee Director on such date.

(ii)Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting, each person who is then a Non-Employee Director will automatically be granted a restricted stock unit award for a number of shares having a grant date fair value of $165,000 (the “Annual Grant”); provided that in no event shall a Non-Employee Director be granted more than 22,000 shares. Each Annual Grant will vest in full on the one-year anniversary of date of grant, provided that such Non-Employee Director remains a Non-Employee Director on such date.

(b)Calculation of Value of a Restricted Stock Unit Award. The value of a restricted stock unit award to be granted under this policy will be determined based on the Fair Market Value per share on the grant date (as defined in the Plan).

Exhibit 10.35

(c)Remaining Terms. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard Restricted Stock Unit Award Agreement, in the form adopted from time to time by the Board.

Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of- pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that such Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.